Exhibit 99.2
NEWS RELEASE

W6316 Design Drive, Greenville, WI 54942

P.O. Box 1579, Appleton, WI 54912-1579

FOR IMMEDIATE RELEASE

School Specialty Announces Its Fiscal 2015 Third Quarter Results and Provides Corporate Updates

GREENVILLE, Wis., March 4, 2015 – School Specialty, Inc. (OTCQB: SCOO) (“School Specialty”, “SSI” or “the Company”), a leading distributor of supplies, furniture and both supplemental and curriculum products to the education marketplace, today announced its fiscal 2015 third quarter and nine month results for the period ended January 24, 2015.

Joseph M. Yorio, President and Chief Executive Officer of School Specialty stated, “Our revenues were up over four percent this past quarter and it is particularly encouraging to see the growth in our Distribution segment, with revenues up over five percent.  We expect improvements in our assortment and key new supply arrangements to help drive growth in the coming fiscal year.  We believe this will also be supported by recently launched initiatives, such as our e-tail/retail partnerships and through the launch of GUARDIAN – an innovative and unique approach to school safety and crisis preparedness.  In addition, we have made a number of strategic changes to our organization.  Several experienced leaders in operations, sales, finance and customer care have joined over the past few months and we have initiated a major integration of business segments and functional areas into one-SSI.  The end result will be an organization that better serves customers, and drives innovation and we anticipate, will operate with a significantly lower overhead in the coming years.”

Third Quarter Financial Results (compares three months ended January 24, 2015 and January 25, 2014)

▪

Revenues were $77.8 million, an increase of 4.1% or $3.1 million as compared to revenues of $74.7 million.  Distribution segment revenues increased 5.2% or $3.4 million, driven by strong year-over-year increases in order rates for the furniture and technology product categories.  We expect continued growth in the Distribution segment in the fiscal fourth quarter.  Curriculum segment revenues decreased 2.7% or $0.3 million, with Science revenues down approximately $0.4 million and Reading revenues up approximately $0.1 million.  While Curriculum segment revenues declined slightly for the comparable periods, the sales pipeline supports year-over-year growth in the fiscal fourth quarter.

▪

Gross margin was 34.5% as compared to 35.4%.  Distribution segment gross margin was 33.2% as compared to 33.9%, and the Curriculum segment gross margin was 43.0% as compared to 45.3%.  The decrease in gross margin in the Distribution segment was primarily related to the mix of furniture revenue in the comparable quarters as it represented a higher percentage of total Distribution revenues (impact of 70 basis points).  Higher product development amortization (in total and as a percentage of revenue) had a negative impact in the Curriculum Science business of 490 basis points.  This was partially offset by a mix shift towards higher margin products.  Finally, the Distribution segment, which carries lower overall gross margins, represented a greater portion of sales in the quarter as compared to the prior year (87.1% vs. 86.2%).

▪

Selling, general and administrative (SG&A) expenses were $50.9 million as compared to $48.7 million, an increase of 4.5% or $2.2 million.  SG&A attributable to the Distribution and Curriculum segments increased

$0.9 million in total, and Corporate SG&A increased $1.3 million.  Within the Distribution segment, the Company experienced higher costs associated with transportation due to higher freight rates and an increase in online marketing costs as it continues to focus on digital marketing campaigns to increase customer interaction.  Additionally, as compared to last year’s third quarter, compensation and benefit costs increased by $0.2 million; however, last year’s third quarter included approximately $1.0 million related to a furlough, which has since ceased.  There were no material changes in the Curriculum segment.  Corporate SG&A increased by $1.3 million and is primarily related to the write-down of $0.6 million of the Company’s Salina, KS distribution center to net realizable value based on a pending sale transaction.  This property has been classified as an asset held for sale since the end of last year’s second quarter and the Company has an accepted offer to sell this property with net proceeds totaling $1.6 million.  This sale is expected to close in the Company’s fiscal 2015 fourth quarter.  During the third quarter and early portion of the fourth quarter, the Company executed on a number of initiatives that will materially lower personnel and other SG&A costs going forward.  The total number of associates has been reduced by approximately 180, or 13%, in recent weeks as the Company has moved to a more integrated operating model.

▪

During the fiscal 2015 third quarter, the Company recorded $2.2 million of charges related primarily to severance.  In the comparable year-ago period, the Company recorded $2.4 million of bankruptcy-related restructuring charges consisting of costs associated with facility closures and consulting fees associated with the process improvement initiatives.

▪

Operating loss was $26.3 million as compared to an operating loss of $24.7 million.  Net loss was $30.7 million or net income per diluted share of $30.65 compared with a net loss of $30.1 million and a net loss per diluted share of $30.14.

▪

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) was a loss of $14.5 million as compared to a loss of $14.6 million.

Mr. Yorio continued, “During the third quarter, our Furniture business increased as expected, as some of the delayed orders at the beginning of our fiscal year were realized and this should continue in our fourth quarter and into next year.  Transactional products for supplies and furniture, Projects by Design and Technology were the key drivers to our growth, with PBD our biggest contributor and posting year-over-year double digit gains in order bookings.  We completed our sales force realignment and made significant progress in staffing our inside sales team, as we’re continuing to invest in an inside-outside model to increase customer touch points and gain more market knowledge regarding future needs.  The steps we took in recent weeks to integrate departmental functions are designed to support and drive sales while resulting in better collaboration, service and performance.”

Nine Month Financial Results (compares nine months ended January 24, 2015 and combined nine months ended January 25, 2014)

As a result of the emergence from bankruptcy occurring six weeks into fiscal 2014, management believes that the presentation of Non-GAAP Financial Information – Combined Results for the first nine months of fiscal 2014 offers a useful non-GAAP normalized comparison to GAAP results of the Successor Company for the nine months ended January 24, 2015.  Non-GAAP combined results for the nine months ended January 25, 2014 include results of operations for the Successor Company for the thirty three weeks ended January 25, 2014 and the Predecessor Company for the six weeks ended June 11, 2013.

▪

Revenues were $515.9 million, a decline of $6.6 million or 1.3% as compared to $522.5 million, which includes $4.3 million of revenues from printing plants that were divested in fiscal 2014.  Distribution segment revenues decreased 2.3% or $10.4 million, including the divestiture of printing plants.  The student planner and agenda products accounted for $8.7 million of the decline, offset by a $4.4 million increase in Furniture revenues.

Other product categories declined by approximately $1.8 million.  Curriculum segment revenues increased 5.5%, or $3.8 million, primarily related to the adoption of a state science curriculum in Texas during the first quarter of fiscal 2015.

▪

Gross margin was 37.3% as compared to 38.8%.  Distribution segment gross margin was 35.1% as compared to 36.7%, and Curriculum segment gross margin was 50.0% as compared to 52.6%.  The decrease in Distribution segment gross margin was primarily related to lower sales of agenda products and a shift in product mix and the decline in Curriculum segment gross margin was primarily related to increased product development amortization, which contributed to a decrease of 330 basis points of gross margin, offset by a favorable product mix as Texas adoption revenue had a higher curriculum content.

▪

Selling, general and administrative (SG&A) expenses were $180.7 million as compared to $184.9 million, a decrease of $4.1 million or 2.3%.  SG&A attributable to the Distribution and Curriculum segments decreased $7.3 million in total, and Corporate SG&A increased $3.2 million.  Distribution segment SG&A declined by 3.3% due to lower marketing costs, a decline in depreciation and amortization expense and lower compensation and benefit costs, partially offset by an increase in transportation costs.  Curriculum segment SG&A decreased by 7.1% due to lower marketing costs and compensation and benefit costs.  The increase in Corporate SG&A was primarily related to costs associated with the process improvement implementation costs, as well as a $0.6 million write down of the Company’s Salina, KS facility which is classified as an asset held for sale.

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The Company recorded $4.3 million of restructuring charges related primarily to severance and adjustments to estimated lease termination costs associated with a prior year closure of a distribution center as compared to $6.0 million of bankruptcy-related facility exit costs and restructuring charges.

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Operating income was $7.2 million as compared to operating income of $12.0 million.  Net loss was $7.7 million or a net loss per diluted share of $7.71 compared with net income of $77.6 million and net income per diluted share of $5.53.  The combined fiscal 2014 nine month period included $79.3 million of reorganization items, net as compared to $0.3 million in the comparable fiscal 2015 period.

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Adjusted EBITDA was $42.9 million as compared to Adjusted EBITDA of $46.6 million.

Financial Outlook

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The Company had previously anticipated revenues of $625 million - $640 million for fiscal 2015 and today, reiterated that revenues should come in at the lower to mid-point of the range taking into account $4.3 million of revenues from printing plants that were divested.  Adjusted EBITDA for fiscal 2015, previously guided to $48 million - $54 million, is now expected to be between $45 million - $47 million.  The lowered Adjusted EBITDA guidance is driven primarily by higher than expected employee healthcare and other benefit costs, and higher expenses associated with supply chain management as the Company continues to realign its infrastructure to lower its fixed overhead and generate better efficiencies and performance on a go-forward basis.  The Company further noted that it has already taken steps to address the higher than expected healthcare costs through a new relationship with an outsourced provider that included the conversion to a fully-insured health care plan on January 1st.  Similarly, initiatives are underway to lower transportation and other supply chain costs in the future. The Company expects that its realignment initiatives will have a more meaningful impact on year-over-year performance beginning in the fiscal fourth quarter and into fiscal 2016.  Capital expenditures are still anticipated to be approximately $17 million - $19 million.

Mr. Yorio concluded, “We have and will continue to implement a number of material changes throughout our organization that should not only lower our cost structure, but also drive growth and improve customer satisfaction.  We continue to make smart investments in our DC’s, systems, supply chain, sourcing and

procurement, merchandising and marketing functions.   I am confident the benefits of these investments and impact of our new leadership team will emerge in the weeks and months ahead.  We are clearly on a mission to grow our business in the next fiscal year and we believe this and changes to our operating structure will drive bottom-line improvements in the years ahead and as a result, enhance shareholder value.”

School Specialty intends to publish an accompanying presentation on its financial results shortly which will be available on its website under the Investor Relations section.  The Company will be hosting a conference call and webcast on Thursday, March 5, 2015 at 10 a.m. Eastern Time.  Speaking from management will be Joseph M. Yorio, School Specialty’s President and Chief Executive Officer and Ryan M. Bohr, the Company’s Executive Vice President and Chief Financial Officer.

Conference Call Information

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Toll-free: 877-266-0479 / International: 920-663-6267 / Conference ID: 94432756

Replay Information

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Replay number: 855-859-2056 / International replay: 404-537-3406 / Conference ID: 94432756

For those who will be unable to participate, a teleconference replay will be available approximately two hours after the completion of the call and will last for one week (3/5/15 – 3/12/15).  Interested parties can also participate on the live webcast or can access the archived call shortly thereafter, by visiting the School Specialty website in the Investor Relations section at http://investors.schoolspecialty.com.

About School Specialty, Inc.

School Specialty is a leading distributor of innovative and proprietary products, programs and services to the education marketplace.  The Company designs, develops, and provides educators with the latest and very best school supplies, furniture and both curriculum and supplemental learning resources.  Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential.  For more information about School Specialty, visit www.schoolspecialty.com.

Statement Concerning Forward-Looking Information

Any statements made in this press release about School Specialty’s future financial condition, results of operations, expectations, plans, or prospects, including the information under the heading “Financial Outlook”, constitute forward-looking statements.  Forward-looking statements also include those preceded or followed by the words "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," “projects,” “should,” "targets" and/or similar expressions.  These forward-looking statements are based on School Specialty's current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the factors described in Item 1A of School Specialty's Annual Report on Form 10-K for the fiscal year ended April 26, 2014, which factors are incorporated herein by reference.  Any forward-looking statement in this release speaks only as of the date in which it is made.  Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

Company Contact Ryan Bohr Ryan.Bohr@SchoolSpecialty.com Tel: 920-882-5868	Investor and Media Relations Contact Glenn Wiener IR@SchoolSpecialty.com Tel: 212-786-6011

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SCHOOL SPECIALTY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In Thousands, Except Per Share Amounts)

	Successor Company		Successor Company		Predecessor Company	Non-GAAP Combined
	Three Months Ended January 24, 2015	Three Months Ended January 25, 2014	Nine Months Ended January 24, 2015	Thirty-Three Weeks Ended January 25, 2014	Six Weeks Ended June 11, 2013	Nine Months Ended January 25, 2014

Revenues	$ 77,754	$ 74,664	$ 515,893	$ 463,792	$ 58,697	$ 522,489
Cost of revenues	50,946	48,216	323,697	284,494	35,079	319,573
Gross profit	26,808	26,448	192,196	179,298	23,618	202,916
Selling, general and administrative expenses	50,882	48,672	180,717	157,378	27,473	184,851
Facility exit costs and restructuring	2,218	2,429	4,280	6,034	-	6,034
Operating income (loss)	(26,292)	(24,653)	7,200	15,886	(3,855)	12,031

Other expense (income):
Interest expense	4,306	4,715	14,787	12,141	3,235	15,376
Change in fair value of interest rate swap	(47)	(134)	(18)	488	-	488
Refund of early termination fee	-	-	-	(4,054)	-	(4,054)
Reorganization items, net	-	901	271	5,548	(84,799)	(79,251)
Income before provision for (benefit from) income taxes	(30,551)	(30,135)	(7,841)	1,763	77,709	79,472
Provision for (benefit from) income taxes	100	-	(127)	258	1,641	1,899
Net income (loss)	$ (30,651)	$ (30,135)	$ (7,714)	$ 1,505	$ 76,068	$ 77,573

Weighted average shares outstanding:
Basic	1,000	1,000	1,000	1,000	18,922
Diluted	1,000	1,000	1,000	1,000	18,922

Net Income (loss) per Share:
Basic	$ (30.65)	$ (30.14)	$ (7.71)	$ 1.51	$ 4.02	$ 5.53
Diluted	$ (30.65)	$ (30.14)	$ (7.71)	$ 1.51	$ 4.02	$ 5.53

	Adjusted Earnings before interest, taxes, depreciation,
	amortization, bankruptcy-related costs, restructuring and impairment charges (EBITDA) reconciliation:
Net income (loss)	$ (30,651)	$ (30,135)	$ (7,714)			$ 77,573
Provision for (benefit from) income taxes	100	-	(127)			1,899
Reorganization items, net	-	901	271			(79,251)
Restructuring costs	2,218	2,429	4,280			6,034
Restructuring-related costs incl in SG&A	2,864	1,562	8,570			5,369
Change in fair value of interest rate swap	(47)	(134)	(18)			488
Early termination fee	-	-	-			(4,054)
Depreciation and amortization expense	4,820	4,810	13,872			17,273
Amortization of development costs	1,695	1,258	8,644			5,854
Net interest expense	4,306	4,715	14,787			15,376
Stock-based compensation	179	-	320			-
Adjusted EBITDA	$ (14,516)	$ (14,594)	$ 42,886			$ 46,561

SCHOOL SPECIALTY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In Thousands, Except Per Share Amounts)

	January 24, 2015	April 26, 2014	January 25, 2014
ASSETS
Current assets:
Cash and cash equivalents	$ 11,861	$ 9,008	$ 17,888
Restricted cash		-	-
Accounts receivable, less allowance for doubtful accounts
of $925, $984 and $1,267, respectively	56,819	62,631	56,017
Inventories	81,298	93,387	73,224
Deferred catalog costs	9,380	8,057	9,933
Prepaid expenses and other current assets	18,899	18,043	13,655
Refundable income taxes	569	-	5,432
Deferred taxes		-	-
Assets held for sale	1,598	2,200	2,200
Total current assets	180,424	193,326	178,349
Property, plant and equipment, net	34,938	39,045	36,036
Goodwill	21,588	21,588	21,588
Intangible assets, net	44,888	48,251	49,371
Development costs and other	32,387	36,646	36,413
Deferred taxes long-term	12	48	47
Investment in unconsolidated affiliate	715	715	715
Total assets.	$ 314,952	$ 339,619	$ 322,519

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities - long-term debt	$ 14,904	$ 12,388	$ 1,434
Accounts payable.	32,026	42,977	23,033
Accrued compensation.	4,324	8,966	4,910
Deferred revenue	2,069	2,613	2,559
Other accrued liabilities	12,498	14,460	14,555
Total current liabilities	65,821	81,404	46,491
Long-term debt - less current maturities	156,468	153,987	152,581
Other liabilities	843	1,171	1,422
Total liabilities	223,132	236,562	200,494

Stockholders' equity:
Preferred stock, $0.001 par value per share, 500,000
shares authorized; none outstanding.	-	-	-
Common stock, $0.001 par value per share, 2,000,000 shares
authorized; 1,000,004 shares outstanding	1	1	1
Capital in excess of par value	118,283	120,955	120,955
Accumulated other comprehensive loss	(1,266)	(414)	(436)
Retained earnings (accumulated deficit)	(25,198)	(17,485)	1,505
Total stockholders' equity.	91,820	103,057	122,025
Total liabilities and stockholders' equity	$ 314,952	$ 339,619	$ 322,519

See accompanying notes to condensed consolidated financial statements.